Ex - 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
Bel Components Ltd.	Hong Kong

Bel Connector Inc.	Delaware

Bel Fuse Delaware Inc.	Delaware

Bel Fuse Europe Ltd.	United Kingdom

Bel Fuse Limited	Hong Kong

Bel Fuse Macau LDA	Macao

Bel Fuse (Macao Commerical
Offshore) Limited	Macao

Bel Power (Hangzhou) Co. Ltd.	PRC

Bel Stewart GmbH	Germany

Bel Stewart Limited	Hong Kong

Bel Transformer Inc.	Delaware

Bel Ventures Inc.	Delaware

Bel Power Inc.	Massachusetts

Netwatch s.r.o.	Czech Republic

Signal Dominicana, S.A.	Dominican Republic

Stewart Connector Systems de
Mexico, S.A. de C.V.	Mexico

Top East Corporation Limited	Hong Kong